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                                  EXHIBIT 23.1


                   INDEPENDENT AUDITORS' CONSENT
                   -----------------------------


The Board of Directors
Dollar Tree Stores, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-92812, 33-92814, 33-92816 and 333-38735) of Dollar Tree
Stores, Inc. of our report dated January 20, 1998 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K of Dollar Tree Stores, Inc. dated March 4, 1998.



                                       /s/ KPMG Peat Marwick LLP

Norfolk, Virginia
March 4, 1998